EXHIBIT 4.2

DIGITAL GLOBALSOFT
2001 STOCK OPTION PLAN

SECTION 1.         Purpose.

The Digital GlobalSoft Limited 2001 Stock Option Plan has been established to promote the interests of Digital GlobalSoft Limited and its stockholders by

(i)	attracting and retaining exceptional employees and directors of Digital GlobalSoft Limited and its Affiliates, as defined below;

(ii)	motivating such employees and directors by means of performance-related incentives to achieve long-range performance goals; and

(iii)	enabling such employees and directors to participate in the long-term growth and financial success of Digital GlobalSoft Limited.

SECTION 2.     Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Act ” shall mean the Indian Companies Act, 1956 and include re-enactment or any modification thereof.

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by Digital GlobalSoft Limited and (ii) any entity in which Digital GlobalSoft Limited has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean any Option.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company.

“Change in Control” shall be deemed to have occurred if:

(a)      any person or group of persons acquires the right to appoint majority of the directors or to control the management or policy decisions exercisable by a person or persons acting individually or in concert, directly or indirectly, including by virtue of their share holding or management rights or shareholders agreements or voting agreements or in terms of a compromise, restructuring or amalgamation of the Company in terms of Section 391-394 of the Act or in any other manner, under the Securities and Exchange Board of India (Substantial Acquisition of Shares & Takeovers) Regulations, 1997; or

(b)      the shareholders of the Company approve a plan of liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Provided however that a dilution of Compaq’s shareholding in the Company, unless resulting in a change in control as set out in (a) above, shall not be construed as a change in control for the purposes of the Plan.

“Committee” shall mean a committee of the Board designated by the Board to administer manage and regulate the ESOP and shall have all such powers, duties and responsibilities as may be determined by the Board. The Committee will be composed largely of persons who are Non-Employee Directors or constitute outside directors. Until otherwise determined by the Board, the Compensation Committee designated by the Board shall be the Committee under the Plan.

“Company” shall mean Digital GlobalSoft Limited, together with any successor thereto.

“Election Date” shall mean with respect to an Option hereunder the date of the appointment, election, or re-election of the director that prompted the grant of such Option.

“Eligible Director” shall mean each director of the Company including the Managing Director and the whole time directors but excluding a director who is an employee of Compaq Computer Corporation, U.S.A or any of its subsidiary, direct or indirect.

“Employee” shall mean an employee of Digital GlobalSoft Limited or of any Affiliate.

“ESOP” or “Plan” shall mean 2001 Employees Stock Option Plan of Digital GlobalSoft Limited “Fair Market Value” for purposes of determining the exercise price of an Award on a given date shall be equal to the closing price of the shares at the stock exchange where the highest trading volume of the Company shares are recorded on the date of the award.

“Net After-Tax Amount” shall mean the net amount of compensation, assuming for this purpose only that all vested Awards and other forms of compensation subject to vesting upon such Change of Control are exercised upon such Change in Control, to be received (or deemed to have been received) by such Participant in connection with such Change of Control under any agreement and under any other plan, arrangement or contract of Digital GlobalSoft Limited to which such Participant is a party, after giving effect to all income and excise taxes applicable to such payments.

“Notice” shall mean any written notice, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Option” or “Options” shall mean the option granted under and in accordance with the ESOP.

“Participant” shall mean an Employee or Director of the Company who is selected to participate in the ESOP.

“Release Date” shall mean the third business day occurring after Digital GlobalSoft Limited’s earnings release for the preceding fiscal period. In calculating the Release Date, the day of an earnings release shall be counted if the earnings release is made before the opening of trading on The Stock Exchange, Mumbai and shall not be counted if such release is made after the opening of trading.

“SEBI” shall mean Securities and Exchange Board of India constituted under the Securities and Exchange Board of India Act, 1992.

“SEBI Guidelines” shall mean the SEBI (Employee Stock Option Scheme and Employee Stock Purchase Scheme) Guidelines, 2001 as amended from time to time.

“Shares” shall mean equity shares of Digital GlobalSoft Limited or such other securities of Digital GlobalSoft Limited as may be designated by the Committee from time to time.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by Digital GlobalSoft Limited or with which Digital GlobalSoft Limited combines.

“Window” shall mean a period of time beginning on a Release Date and ending at the end of the second month of the fiscal quarter in which such Release Date occurs.

All other expressions unless defined herein shall have the same meaning as have been assigned to them under the Securities and Exchange Board of India Act, 1992 or the Securities Contracts (Regulation) Act, 1956 or the Companies Act, 1956, SEBI (Disclosure and Investor Protection) Guidelines, SEBI Guidelines, or any statutory modification or re-enactment thereof, as the case may be.

SECTION 3.     Administration.

(a)      Authority of Committee. The Committee shall administer the Plan. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

(i)	designate Employee Participants;

(ii)	determine the type or types of Awards to be granted to an eligible Employee;

(iii)	determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with Awards to Employees;

(iv)	determine the terms and conditions of any Award to Employees;

(v)

determine whether, to what extent, and under what circumstances Awards may be canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(vi)	determine whether, to what extent, and under what circumstances Awards shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii)	interpret and administer the Plan and any instrument or Notice relating to, or Award made under, the Plan;

(viii)	establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(ix)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)      Committee and Board Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee or the Board, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including Digital GlobalSoft Limited, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder, any Employee, and any Director.

(c)      Liability. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan and such action, determination, or interpretation shall be final and binding on the Participants. The members of the Committee shall be fully indemnified by the Company with respect to any such action, determination, or interpretation. The Company shall bear all the expenses incurred for or in connection with the administration of the ESOP by the Committee.

SECTION 4.     Shares Available for Awards.

(a)     Shares Available. Subject to adjustment as provided in Section 4(b), the number of Shares with respect to which Awards may be granted under the Plan shall be 1,636,500. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan or to which such Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, shall again become Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by Digital GlobalSoft Limited, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld.

(b)     Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), re-capitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of Digital GlobalSoft Limited, issuance of warrants or other rights to purchase Shares or other securities of Digital GlobalSoft Limited, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares or other securities of Digital GlobalSoft Limited (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of Digital GlobalSoft Limited (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any outstanding Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that such adjustments shall be made by the Board with respect to Awards to Eligible Directors.

(c)     Substitute Awards. Any Shares underlying Substitute Awards shall not be counted against the Shares available for Awards under the Plan.

(d)     Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and un-issued Shares.

SECTION 5.     Employee Stock Options.

(a)     Eligibility and Limits on Awards. Any Employee, including any officer or employee-director of the Company or any Affiliate, shall be eligible to be designated a Participant. Subject to adjustment as provided in Section 4(b), no Participant may receive Awards under the Plan in any calendar year that relate to more than the number of Shares as may be specified by the Committee from time to time. The limits on Awards to any Participant under this Plan shall be reduced by any other Award in the same calendar year to such officer under any other Digital GlobalSoft Limited equity incentive plan.

(b)     Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, and the conditions and limitations applicable to the exercise of the Option.

(c)     Exercise Price. The exercise price for Options (other than Substitute Awards) granted under the Plan shall be not less the Fair Market Value of the underlying Shares. Neither the Board nor the Committee may lower the exercise price of outstanding options issued under the Plan. The Committee shall determine the appropriate exercise prices for Substitute Awards based on the terms and conditions of the transaction related to such Awards.

(d)     Exercise. Each Employee Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Notice or thereafter; provided, however, that no Option vested in any Participant shall be exercisable after a period of ten years from the date of the grant or the expiry of the term of the Plan, whichever is earlier. The Committee and the Board may impose such conditions with respect to the exercise of options, including without limitation, and relating to the application of laws, as it may deem necessary or advisable.

(e)     Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by Digital GlobalSoft Limited. Such payment may be made in cash, or its equivalent.

SECTION 6.     Termination or Suspension of Employment.

The following provisions shall apply in the event of the Participant’s termination of employment unless the Committee shall have provided otherwise, either at the time of the grant of the Award or thereafter.

(a)     Termination of Employment.    If a Participant’s employment with Digital GlobalSoft Limited or its Affiliates is terminated by death, permanent and total disability, resignation, retirement and misconduct, all outstanding Awards or Options granted shall

1.	In the case of death while in employment, vest in the legal heirs or nominees of the deceased Participant and shall become immediately exercisable.

2.

In case of a permanent disability while in employment, vest in him on that day.In both the above cases the right to exercise any Option, shall in no event be exercisable later than the date the Option would have expired had it not been for the termination of such employment. The meaning of the terms “total and permanent disability” and “retirement” shall be determined by the Committee.

3.	In case of resignation or termination of the Participant, the grants which have vested and not exercised would become immediately exercisable. The options not vested would be forfeited.

4.	In the case of termination due to misconduct all grants shall be forfeited.

(b)      Acceleration and Extension of Exercisability.     Notwithstanding the foregoing, the Committee may, in its discretion, provide (i) that an Option granted to an Employee Participant may terminate at a date earlier than that set forth above, (ii) that an Option granted to a Participant may terminate at a date later than that set forth above, provided such date shall not be beyond the date the Option would have expired had it not been for the termination of the Participant’s employment, and (iii) that an Option may become immediately exercisable when it finds that such acceleration would be in the best interests of Digital GlobalSoft Limited.

(c)      The committee may in its discretion formulate/modify from time to time, definitions related to the terms in the above clauses.

(d)      Leave Without Pay.   In the event that a Participant takes a “leave without pay,” all of such Participant’s Awards or any portion thereof shall, to the extent unvested immediately prior to such leave, cease to vest during the period of such leave, and to the extent exercisable immediately prior to such leave, shall remain exercisable during the period of such leave in accordance with the terms thereof.

SECTION 7.     Director Options.

In the event it is determined by the Committee that certain options be granted to the Eligible Directors of Digital GlobalSoft Limited, such Grant shall then be made in accordance with the provisions set out in 7(a), 7(b) and 7(c) below.

(a)      Initial Grants. Each Eligible Director who is first elected or appointed to the Board shall be granted one Option to acquire the number of Shares as may be specified by the Committee from time to time. In the event that the Election Date occurs during the Window, such Option shall be granted on the Election Date with respect to such Option. In the event that such Eligible Director’s election or appointment does not occur during the Window, then such Option shall be granted on the next Release Date.

(b)      Annual Options.

(i)

Each Eligible Director who is reelected to the Board at an annual meeting of the Company’s stockholders and who has not received a grant under Section 7(a) during the period since the most recent previous annual meeting of the Company’s stockholders shall be granted an Option to acquire the number of Shares, as may be specified by the Committee from time to time, on each Election Date on which he is reelected.

(ii)

Each Eligible Director who is elected or re-elected Chairman of the Board by the Board at its meeting following an annual meeting of the Company’s stockholders and who has not received a grant under Section 7(a) during the period since the most recent annual meeting of Digital GlobalSoft Limited ‘s stockholders shall be granted on each Election Date on which he is elected or reelected Chairman of the Board an Option to acquire the number of Shares, as may be specified by the Committee from time to time, in addition to any applicable Option granted under Section 7(b)(i).

(c)     Terms and Conditions. Any Option granted under this Section 7 shall be subject to the following terms and conditions:

(i)	Any Options granted under this Section 7 shall have an exercise price not less than the Fair Market Value of the underlying Shares.

(ii)

Each Option granted under this Section 7 shall be exercisable at such times and subject to such terms and conditions as the Board may, in its sole discretion, specify in the applicable Notice or thereafter; provided, however, that no grant shall be exercisable for one year after the date of grant.

(iii)

Notwithstanding the provisions of this Section 7, Options shall not be granted under this Section 7 to any Eligible Director in any year in which such director receives an initial grant or annual grant under the Digital GlobalSoft Limited Stock Option Plan for Non-Employee Directors.

SECTION 8.     Change in Control.

Notwithstanding any other provision of the Plan to the contrary, upon a Change in Control all outstanding Awards shall vest, become immediately exercisable; provided, however, that unless otherwise determined by the Committee at the time of award or thereafter, if it is determined that the Net After-Tax Amount to be realized by any Participant, taking into account the accelerated vesting provided for by this Section as well as all other payments to be received by such Participant in connection with such Change in Control, would be higher if Awards did not vest in accordance with this Section, then and to such extent the Awards shall not vest. The determination of whether any such Award should not vest shall be made by a nationally recognized accounting firm selected by Digital GlobalSoft Limited, which shall be instructed to consider that (a) Awards and other forms of compensation subject to vesting upon a Change of Control shall be vested in the order in which they were granted and within each grant in the order in which they would otherwise have vested and (b) unless and to the extent any other plan, arrangement or contract of Digital GlobalSoft Limited, pursuant to which any such payment is to be received provides to the contrary, such other payment shall be deemed to have occurred after any acceleration of Awards or other forms of compensation subject to vesting upon a Change of Control.

SECTION 9.     Amendment and Termination.

(a)      Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement that is a prerequisite for tax relief, or with which the Board deems it necessary or desirable to qualify or comply. The Committee also may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside India.

(b)      Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, suspend, or terminate, any Award, prospectively or retroactively; provided that (i) any waiver, amendment, suspension, or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any outstanding Award shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary, and(ii) in accordance with Paragraph 5(c) of this Plan no amendment shall lower the exercise price of outstanding options issued under the Plan.

(c)      Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting Digital GlobalSoft Limited, any Affiliate, or the financial statements of Digital GlobalSoft Limited or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting SEBI requirements, as from time to time amended.

(d)      Cancellation. Any provision of this Plan or any Notice to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of an alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award as of the effective date of such cancellation.

(e)      Employee Status Change to Part-Time. At such time as a full-time Employee becomes a part-time Employee, on the next vesting date following such status change, the vesting schedule for all Awards previously granted to such employee and not yet vested will be automatically amended to reduce the number of shares vesting each month by one-half during the time that such employee is working on a part-time basis; provided, however, that any Shares that remain unvested three months prior to the expiration of the term of such Award shall vest as of such date three months prior to the expiration of such term.

SECTION 10.     General Provisions.

(a)     Nontransferability. No Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided, however, that an Award may be transferable, to the extent set forth in the applicable Notice and in accordance with procedures adopted by the Committee.

(b)     No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(c)     Share Certificates. All certificates for Shares of Digital GlobalSoft Limited delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of SEBI, any stock exchange upon which such Shares are then listed, and any applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)     Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of Digital GlobalSoft Limited or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Participants.

(e)     Withholding. A participant may be required to pay to Digital GlobalSoft Limited or any Affiliate and Digital GlobalSoft Limited or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of Digital GlobalSoft Limited to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise, or payments of any Award.

(f)     Notices. Each Award hereunder shall beevidenced by a Notice that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g)     No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent Digital GlobalSoft Limited or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)     No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of Digital GlobalSoft Limited or any Affiliate. Further, Digital GlobalSoft Limited or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Notice.

(i)     No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.

(j)     Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Notice shall be determined in accordance with the laws of India.

(k)     Severability. Notwithstanding any other provision or section of the Plan, if any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)     Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares might violate any applicable law or regulation, and any payment tendered to Digital GlobalSoft Limited by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of Digital GlobalSoft Limited, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the Act and any other laws to which such offer, if made, would be subject.

(m)     No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Digital GlobalSoft Limited or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from Digital GlobalSoft Limited or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Digital GlobalSoft Limited or any Affiliate.

(n)     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o)     Conformity with SEBI Guidelines.The ESOP shall, at all times, conform to the SEBI Guidelines.

(p)     Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 11.      Term of the Plan.

(a)     Effective Date. The Plan shall be effective upon approval by the stockholders of Digital GlobalSoft Limited.

(b)     Expiration Date. No Incentive Stock Option shall be granted under the Plan more than ten years after the effective date of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Notice, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.